TOWN & COUNTRY CORPORATION                                            EXHIBIT 11


                         Earnings Per Share Computations
                                   (Unaudited)

                                                For the Three Months Ended                For the Nine Months Ended
                                            ---------------------------------        ---------------------------------
                                            November 23,         November 24,        November 23,        November 24,
                                                1997                 1996                1997                1996
                                            ------------        -------------        -------------       -------------
PRIMARY EPS:
Net income (loss)                           $(15,734,191)       $   1,035,874        $ (25,551,593)      $ (48,465,322)
Accretion of discount and dividends
     on preferred stocks                         150,234              232,890              462,387             575,050
                                            ------------        -------------        -------------       -------------
Income (loss) attributable to common
     stockholders                           $(15,884,425)       $     802,984        $ (26,013,980)      $ (49,040,372)
                                            ============        =============        =============       =============

Weighted average common
     shares outstanding                       26,346,916           25,966,119           26,319,784          25,330,088
Weighted shares issued
     from exercise and
     assumed execise of:
     warrants                                          -                    -                    -                   -
     options                                           -                    -                    -                   -
                                            ------------        -------------        -------------       -------------
Shares for EPS
     calculation                              26,346,916           25,966,119           26,319,784          25,330,088
                                            ============        =============        =============       =============

REPORTED EPS:
Net income (loss)                           $      (0.59)       $        0.04        $       (0.97)      $       (1.92)
Accretion of discount and dividends
     on preferred stocks                           (0.01)               (0.01)               (0.02)              (0.02)
                                            ------------        -------------        -------------       -------------
Income (loss) per common share              $      (0.60)       $        0.03        $       (0.99)      $       (1.94)
                                            ============        =============        =============       =============


FULLY DILUTED EPS:

For the periods presented in this exhibit, there is no dilution from Primary
EPS.


              This exhibit should be reviewed in conjunction with
             Note 6 of Notes to Consolidated Financial Statements.